Exhibit 99.1

Vermillion Reports Second Quarter 2012 Results

AUSTIN, Texas — August 14, 2012 — Vermillion, Inc. (NASDAQ: VRML), a leading molecular diagnostics company, reported financial and operational results for the second quarter ended June 30, 2012.

Q2 2012 Operational Highlights

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In Q2, the volume of OVA1®, the company’s flagship diagnostic test designed to help differentiate benign from malignant ovarian masses, was in line with management’s forecast at 4,150, increasing 5% sequentially and 6% over the same year-ago quarter.

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Expanded payer coverage for OVA1 by 5.5 million lives with the addition of BCBS of Michigan and BCBS of Louisiana. This brought the total of BCBS nationwide covering OVA1 to 27, representing more than 47 million lives. Including Medicare and other regional plans, estimated total coverage for OVA1 is now at about 95 million lives.

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Reported positive results of Peripheral Artery Disease (PAD) multi-marker clinical feasibility study involving a prospectively collected intended-use population of 1,025 subjects. The results reinforced the validity of the company’s PAD biomarkers by identifying 85% (17 of 20) of patients missed by the Framingham Risk Score’s high-risk cutoff. A poster authored by Dr. John Cooke of Stanford University titled, “Biomarker Screen to Identify Peripheral Artery Disease,” was presented at the Society for Vascular Medicine’s 23rd Annual Scientific Sessions in June.

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Strengthened the company’s patent portfolio with the issuance of a new biomarker patent for ovarian cancer. This was the fifteenth biomarker patent granted or allowed for Vermillion, four of which support the company’s ovarian cancer franchise.

Subsequent to the end of the second quarter, Vermillion reported outstanding results from the OVA500 multi-center study led by Dr. Robert E. Bristow (U.C. Irvine Healthcare). The 494 subject study confirmed overall sensitivity of OVA1 combined with clinical assessment at 96% for a broad range of adnexal malignancies, with 91% sensitivity for early-stage ovarian cancer (stage I and II). Overall NPV was 98%, a substantial improvement from the previously reported value of 95%. Overall combined specificity was also higher, at 51% in this intended use population, and OVA1 showed 61% specificity as a risk stratification tool in pre-menopausal women. These results independently confirm and extend the evidence of OVA1’s clinical utility in the presurgical detection and management of adnexal malignancies.

Q2 2012 Financial Highlights

Total revenue in the second quarter of 2012 was $321,000, comprised of $208,000 in OVA1 sales and $113,000 in license fees from Quest Diagnostics. Product revenue from OVA1 sales in the second quarter of 2012 represented an increase of 9% compared to $191,000 in the same year-ago quarter.

Total operating expenses decreased in the second quarter of 2012 to $4.0 million from $5.9 million in the same period a year ago. The second quarter of 2012 included $0.4 million in non-cash stock-based compensation as compared to $1.3 million in the same year-ago quarter. The remainder of the decrease was due primarily to the company’s restructuring program announced in January 2012, as well as lower clinical trial costs as compared to the same year-ago quarter. For the six months ended June 30, 2012, total operating expenses were $6.4 million as compared to $10.7 million in the same year-ago period.

Net loss for the second quarter was $2.0 million or $(0.13) per share as compared to $5.7 million or $(0.39) per share in the same year-ago quarter. The second quarter of 2012 net loss included a $1.8 million gain from the release of an escrow account related to our 2006 sale of the instrument business. For the six months ended June 30, 2012, net loss was $3.8 million or $(0.25) per share as compared to $10.0 million or $(0.73) per share in the same year-ago period.

As of June 30, 2012, the company’s cash and cash equivalents totaled $18.3 million, as compared to $19.9 million at March 31, 2012. The company utilized $2.7 million in cash for operations in the second quarter of 2012, offset by the receipt of escrow funds during the second quarter. Management expects $2.5 million to $3.5 million in cash utilization during the third quarter of 2012.

Management Commentary

“During the second quarter, we realized solid momentum in our efforts to expand payer coverage for OVA1,” said Gail S. Page, Vermillion’s president and chief executive officer. “In fact, as one of the largest independent payers within the Blue Cross Blue Shield system, the addition of BCBS of Michigan alone represents a 10% increase in OVA1 covered lives in the BCBS network. The addition of BCBS Louisiana was also significant, as it demonstrated our success with influential opinion leaders, like Patricia Braly, M.D. of Covington, Louisiana, who provide valuable support for the use of OVA1 by general clinicians.”

“We recently reported outstanding top-line results from OVA500, a new prospective, multi-center clinical study of OVA1 that will encourage greater payer coverage and clinical adoption. The study not only demonstrates that OVA1 has exceptional performance in detecting adnexal malignancies in a pre-referral population, it showed sensitivity and negative predictive values that met or exceeded levels reported in OVA1’s pivotal trial. These outstanding results further establish the valuable clinical utility of OVA1, and especially how it can help doctors identify high-risk patients with unrivaled sensitivity so that they may refer such patients appropriately to a gynecological oncologist.

“Even more exciting, OVA1 performed exceedingly well for both pre-menopausal women at 94% sensitivity and early-stage ovarian cancer at 91% sensitivity. According to the study leader, Dr. Bristow, these results point to the possibility of a standardized triage protocol using OVA1 for all ovarian malignancies, which includes the most curable early-stage cases and a broad range of subtypes. So, this study lends robust support for further expanding payer coverage of the test, as well as updating current medical guidelines.

“As we begin the second half of 2012, we remain focused on our key initiatives. In addition to advancing our product discovery pipeline, these initiatives involve supporting further clinical research for OVA1, broadening its support by key opinion leaders, and expanding payer coverage. We’re confident this will lead to increased clinical usage and, moreover, advance OVA1 toward becoming the standard of care in the diagnosis of ovarian cancer. We expect 4,100-4,400 OVA1 tests to be performed in the third quarter of 2012. As these numbers reflect, OVA1 is still in its early stage of adoption. However, as the results from our broad efforts begin to converge, they are setting the stage for strong growth in fiscal 2013.”

CEO Succession Plan

As previously announced, the company’s board has formed a succession committee of independent directors to oversee the process of identifying and selecting a new CEO. It has also retained a leading executive search firm with experience in CEO transitions to advise the board on potential candidates.

According to Bruce Huebner, company director and chair of the succession committee: “We have met with a number of impressive potential candidates and expect to identify a successor with the ability and experience to take advantage of our tremendous opportunities in the ovarian cancer diagnostics market, as well as continue to develop Vermillion’s pipeline of new products.

“Given the amount of interest and our goal of assuring we select the correct candidate, we have extended the timeframe to complete our search from September to October 2012. Gail will continue in her role until the new CEO is named, and then will become a strategic advisor for the company, including assisting in a smooth transition of responsibilities to the new CEO.”

Conference Call and Webcast

Vermillion will hold a conference call to discuss its second quarter financial results later today, Tuesday, August 14, 2012 at 4:30 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Tuesday, August 14, 2012

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-705-6212

International: 1-303-223-2690

Conference ID#: 21599716

The conference call will be broadcast simultaneously here and available for replay via the investor section of the company’s website at www.vermillion.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available approximately two hours after the call and until August 28, 2012.

Toll-free replay number: 1-800-633-8284

International replay number: 1-402-977-9140

Replay pin number: 21599716

About OVA1

OVA1 is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using a unique multi-biomarker approach. In a published clinical trial, OVA1 achieved 99% sensitivity in detecting epithelial ovarian cancers (EOC). This included 96% sensitivity for stage I EOC, the earliest and most curable EOC stage, compared with 57% for the conventional biomarker CA125. (1) In addition, OVA1 found 70% of malignancies missed by non-specialist pre-surgical assessment, (1) and it increased detection of malignancy over ACOG guidelines from 77% to 94%. (2) As the first protein-based, In Vitro Diagnostic Multi-Variate Index Assay (IVDMIA) cleared by the FDA, OVA1 also represents a new class of software-based diagnostics.

Citings:

1)	Ueland, FR, et al. Obstet Gynecol 2011:VOL 117, NO. 6, June 2011
2)	Miller R, et al. Obstet Gynecol 2011:VOL 117, NO. 6, June 2011

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, vascular medicine and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statement:

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the U.S. Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Liolios Group

Scott Liolios or Ron Both

Tel 949-574-3860

vrml@liolios.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$18,290	$22,477
Accounts receivable	107	99
Prepaid expenses and other current assets	335	317

Total current assets	18,732	22,893
Property and equipment, net	186	216
Other assets	—	2

Total assets	$18,918	$23,111

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$582	$1,331
Accrued liabilities	2,321	2,592
Short-term debt	7,000	7,000
Deferred revenue	853	553

Total current liabilities	10,756	11,476
Deferred revenue	997	1,224
Other liabilities	—	52

Total liabilities	11,753	12,752
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at June 30, 2012 and December 31, 2011, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized at June 30, 2012 and December 31, 2011; 15,040,913 and 14,900,831 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	15	15
Additional paid-in capital	327,353	326,796
Accumulated deficit	(320,049)	(316,299)
Accumulated other comprehensive loss	(154)	(153)

Total stockholders’ equity	7,165	10,359

Total liabilities and stockholders’ equity	$18,918	$23,111

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Product	$208	$191	$406	$508
License	113	113	227	227

Total revenue	321	304	633	735

Cost of revenue:
Product	28	37	66	79

Total cost of revenue	28	37	66	79

Gross profit	293	267	567	656

Operating expenses:
Research and development(1)	1,002	1,631	1,454	2,849
Sales and marketing(2)	1,122	1,503	2,640	2,821
General and administrative(3)	1,840	2,730	2,308	5,030

Total operating expenses	3,964	5,864	6,402	10,700

Loss from operations	(3,671)	(5,597)	(5,835)	(10,044)

Interest income	8	21	16	37
Interest expense	(66)	(115)	(131)	(230)
Gain on sale of instrument business	1,780	—	1,780	—
Gain on litigation settlement, net	—	—	379	—
Change in fair value of warrants	—	35	—	342
Reorganization items	—	(16)	88	(32)
Other income (expense), net	(25)	(41)	(47)	(77)

Loss before income taxes	(1,974)	(5,713)	(3,750)	(10,004)
Income tax benefit (expense)	—	—	—	—

Net loss	$(1,974)	$(5,713)	$(3,750)	$(10,004)

Net loss per share—basic and diluted	$(0.13)	$(0.39)	$(0.25)	$(0.73)

Comprehensive loss	$(1,973)	$(5,712)	$(3,751)	$(10,004)

Weighted average common shares used to compute basic and diluted net loss per common share	14,957,224	14,736,939	14,930,339	13,645,520

Non-cash stock-based compensation expense included in operating expenses:

(1) Research and development	$40	$203	$74	$409
(2) Sales and marketing	57	39	93	82
(3) General and administrative	314	1,050	384	2,053